FOR IMMEDIATE RELEASE

Interpublic Announces Pricing of 4.00% Senior Notes Due 2022

New York, NY – February 29, 2012 – The Interpublic Group of Companies, Inc. (NYSE: IPG) today announced that it has launched and priced an offering of $250 million principal amount of its 4.00% Senior Notes due 2022.  The expected net proceeds will be approximately $244.3 million after deducting discounts, commissions and estimated offering expenses.

Interpublic intends to use the net proceeds from the offering towards the redemption of its outstanding $400 million 4.25% convertible senior notes due 2023, which it has announced it will redeem in full on March 26, 2012.  Holders of the convertible notes have the right to convert their notes into shares prior to the redemption date.  If conversions of the convertible notes result in an aggregate redemption amount that is less than the net proceeds, Interpublic will apply the balance of the net proceeds towards its share repurchase program and for general corporate purposes.

“We are pleased with this strong reception by the credit market,” said Michael I. Roth, Chairman and CEO of Interpublic Group.  “The combination of this new issue and the call of our $400 million 4.25% convertible notes will both improve our debt profile and reduce cash interest expense for our company.  In making these moves, we will also eliminate the share dilution due to the convertible feature of the notes.”

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Interpublic Group   1114 Avenue of the Americas   New York, NY 10036   212-704-1200 tel  212-704-1201 fax

About Interpublic
Interpublic is one of the world's leading organizations of advertising agencies and marketing services companies.  Major global brands include Draftfcb, FutureBrand, GolinHarris International, HUGE, Initiative, Jack Morton Worldwide, Lowe and Partners, MAGNAGLOBAL, McCann Erickson, Momentum, MRM Worldwide, Octagon, R/GA, UM and Weber Shandwick.  Leading domestic brands include Campbell Ewald; Campbell Mithun; Carmichael Lynch; Deutsch, a Lowe and Partners Company; Gotham Inc.; Hill Holliday; ID Media; Mullen and The Martin Agency.  For more information, please visit www.interpublic.com.

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Contact Information

Tom Cunningham (Press) (212) 704-1326	Jerry Leshne (Analysts, Investors) (212) 704-1439

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Cautionary Statement

This release contains forward-looking statements.  Statements in this release that are not historical facts, including statements about management’s beliefs and expectations, constitute forward-looking statements.  These statements are based on current plans, estimates and projections, and are subject to change based on a number of factors, including those outlined under Item 1A, Risk Factors, in our most recent Annual Report on Form 10-K.  Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update publicly any of them in light of new information or future events.

Forward-looking statements involve inherent risks and uncertainties.  A number of important factors could cause actual results to differ materially from those contained in any forward-looking statement.  Such factors include, but are not limited to, the following:

•	potential effects of a challenging economy, for example, on the demand for our advertising and marketing services, on our clients’ financial condition and on our business or financial condition;
•	our ability to attract new clients and retain existing clients;
•	our ability to retain and attract key employees;
•	risks associated with assumptions we make in connection with our critical accounting estimates, including changes in assumptions associated with any effects of a weakened economy;
•	potential adverse effects if we are required to recognize impairment charges or other adverse accounting-related developments;
•
risks associated with the effects of global, national and regional economic and political conditions, including counterparty risks and fluctuations in economic growth rates, interest rates and currency exchange rates; and

•	developments from changes in the regulatory and legal environment for advertising and marketing and communications services companies around the world.

Investors should carefully consider these factors and the additional risk factors outlined in more detail under Item 1A, Risk Factors, in our most recent Annual Report on Form 10-K and other SEC filings.

Interpublic Group   1114 Avenue of the Americas   New York, NY 10036   212-704-1200 tel  212-704-1201 fax